Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-226466) on Form S-8 of Columbia Financial, Inc. of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of the Columbia Bank Savings and Investment Plan as of December 31, 2021 and 2020, and the statement of changes in net assets available for benefits for the year ended December 31, 2021, included in the annual report on Form 11-K of Columbia Bank Savings and Investment Plan for the year ended December 31, 2021.

/s/ CohnReznick LLP

Parsippany, New Jersey
June 28, 2022